Prospectus Supplement No. 4 dated March 11, 2025	Filed Pursuant to Rule 424(b)(3)
(to Prospectus dated September 20, 2024)	Registration No. 333-276627

flyExclusive, Inc.
2,519,869 SHARES OF CLASS A COMMON STOCK UNDERLYING OUR PUBLICLY TRADED WARRANTS
15,545,274 SHARES OF CLASS A COMMON STOCK BY THE SELLING STOCKHOLDERS
4,333,333 PRIVATE PLACEMENT WARRANTS BY THE SELLING STOCKHOLDERS
4,333,333 SHARES OF CLASS A COMMON STOCK UNDERLYING PRIVATE PLACEMENT WARRANTS BY THE SELLING STOCKHOLDERS
59,930,000 SHARES OF CLASS A COMMON STOCK UNDERLYING LGM COMMON UNITS BY THE SELLING STOCKHOLDERS

This prospectus supplement updates, amends and supplements the prospectus dated September 20, 2024 (as supplemented or amended from time to time, the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-276627). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.

This prospectus supplement is being filed to update, amend and supplement the information included in the Prospectus with information contained in our Current Report on Form 8-K filed with the SEC on March 11, 2025, which is set forth below.

This prospectus supplement is not complete without the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our Class A Common Stock is listed on The NYSE American LLC (“NYSE American”) under the symbol “FLYX.” The last reported closing price for our Class A Common Stock on NYSE American on March 10, 2025 was $3.18 per share.

Investing in our securities involves a high degree of risk. See “Risk Factors” beginning on page 6 of the Prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of the disclosures in this prospectus supplement or the Prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is March 11, 2025

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
____________________
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) March 7, 2025
flyExclusive, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-40444	86-1740840
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2860 Jetport Road, Kinston, NC	28504
(Address of principal executive offices)	(Zip Code)
252-208-7715
Registrant’s telephone number, including area code

Not Applicable
(Former name or former address, if changed since last report.)
____________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock	FLYX	NYSE American LLC
Redeemable warrants, each whole warrant exercisable for one share of Class A Common Stock at an exercise price of $11.50 per share	FLYX WS	NYSE American LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☒
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01 Entry into a Material Agreement.

Effective March 7, 2025, flyExclusive, Inc. (the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with an individual investor (the “Purchaser”), pursuant to which the Company agreed to issue and sell to the Purchaser 2,000,000 shares of the Company’s Class A common stock at a per share purchase price of $2.90, which was equal to the undiscounted market price on the date the parties agreed to pursue the transaction, resulting in gross proceeds to the Company of $5.8 million, subject to the payment of transaction expenses. The transaction simultaneously closed on March 7, 2025.

The Purchase Agreement contains customary representations and warranties and covenants made by the Company that are customary for transactions of this type. The representations, warranties and covenants contained in the Purchase Agreement were made solely for the benefit of the parties to the Purchase Agreement, were made solely as of the specific dates contained in the Purchase Agreement and may be subject to limitations agreed upon by the contracting parties. Accordingly, the Purchase Agreement is incorporated herein by reference only to provide investors with information regarding the terms of the Purchase Agreement, and not to provide investors with any other factual information regarding the Company or its business, and should be read in conjunction with the disclosures in the Company’s periodic reports and other filings with the U.S. Securities and Exchange Commission (the "SEC").

Pursuant to the Purchase Agreement, the Company agreed to file a registration statement registering for resale the shares of Class A common stock issued to the Purchaser. The Company has agreed to file such registration statement on or before June 13, 2025, and have such registration statement declared effective no later than the earlier of (i) August 15, 2025, or (ii) five business days following the date that the SEC notifies the Company that the registration statement will not be reviewed. The Company also agreed to use reasonable efforts to keep such registration statement effective until the date the shares of Class A common stock covered by such registration statement have been sold or may be resold pursuant to Rule 144 or another available exemption under the Securities Act of 1933, as amended (the “Securities Act”). The Company has agreed to reimburse the Purchaser for the reasonable documented fees and disbursements of Purchaser’s counsel incurred in connection with the registration.

The foregoing description of the Purchase Agreement does not purport to be complete and is qualified in its entirety by reference to the Purchase Agreement, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated in this Item 3.02 by reference. The sale of the Class A common stock pursuant to the Purchase Agreement has not been registered under the Securities Act in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act and certain rules and regulations promulgated thereunder.

Item 9.01. Financial Statement and Exhibits.
(d) Exhibits.

Exhibit No.	Document
10.1	Securities Purchase Agreement, effective as of March 7, 2025, by and between flyExclusive, Inc. and the investor signatory thereto.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
Dated: March 10, 2025

FLYEXCLUSIVE, INC.

By:	/s/ Thomas James Segrave, Jr.
Name:	Thomas James Segrave, Jr.
Title:	Chief Executive Officer and Chairman